Stockholder contact:	800-345-6611, option 3

Media contact:	Meghan Shields meghan.shields@columbiathreadneedle.com

TRI-CONTINENTAL CORPORATION

ANNOUNCEMENTS REGARDING

96th ANNUAL MEETING OF STOCKHOLDERS

Boston, MA, March 19, 2026 — The Board of Directors (the Board) of Tri-Continental Corporation (the Corporation) (NYSE: TY) today announced that the Corporation’s 96th Annual Meeting of Stockholders will be held on June 16, 2026 (the Meeting) in Minneapolis, MN. The close of business on April 21, 2026 has been fixed by the Corporation’s Board as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Meeting or any postponement or adjournment thereof.

At the Meeting, Stockholders will be asked to elect four directors, Messrs. Brian J. Gallagher and Ryan C. Larrenaga and Mses. Nancy T. Lukitsh and Catherine James Paglia, to the Board, each to hold office until the 2029 Annual Meeting of Stockholders, and all until their successors are elected and qualify; to consider the ratification of the Board’s selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the 2026 fiscal year; and to consider such other matters as may properly come before the Meeting or any postponement or adjournment thereof. This and other information relating to the Meeting, including additional details of the Meeting time and how to access the Meeting, will be described in a notice of meeting and proxy statement that the Corporation intends to file with the Securities and Exchange Commission.

Columbia Threadneedle Investments® (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

The Corporation is managed by Columbia Management Investment Advisers, LLC.

Investors should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information about the Corporation) may be obtained by contacting your financial advisor or visiting columbiathreadneedleus.com. The prospectus should be read carefully before investing in the Corporation. For more information, please call 1-800-345-6611 or visit columbiathreadneedleus.com.

Investment products are not insured by the FDIC, NCUA or any federal agency, are not deposits or obligations of, or guaranteed by any financial institution, and involve investment risks including possible loss of principal and fluctuation in value.

© 2026 Columbia Threadneedle. All rights reserved.

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